UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BORLAND SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Borland Software Corporation (“Borland”) today announced that it has reached an agreement in principle with two stockholders of Borland that provides for the settlement of the purported class action litigation commenced by such stockholders against Borland and its directors following the announcement of the merger between Borland and Micro Focus. The settlement will not affect the merger consideration to be paid to stockholders of Borland in connection with the proposed merger between Borland and Micro Focus or the timing of the special meeting of stockholders of Borland scheduled for Wednesday, July 22, 2009, beginning at 10:00 a.m. local time, at 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, Texas, 78731, to vote on a proposal to adopt the merger agreement between Borland and Micro Focus and to approve the merger.
On May 11, 2009, two Borland stockholders filed a purported class action against Borland, its directors, Micro Focus International plc, Micro Focus (US), Inc., and Bentley Merger Sub, Inc. in the District Court for the 201st Judicial District of Travis County, Texas. Borland, its directors, and Micro Focus have reached an agreement in principle with the plaintiffs providing for the settlement of the litigation. In connection with this settlement, Borland agreed to make available additional information to its stockholders. That information is contained below and should be read in conjunction with the merger proxy statement. The details of the settlement will be set forth in a notice to be sent to Borland’s stockholders prior to a hearing before the court to consider both the settlement and the plaintiffs’ fee application. Borland, its directors, and Micro Focus deny plaintiffs’ allegations in the action and have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.
The following information relating to the analysis of J.P. Morgan Securities, Inc., the financial advisor to the Board of Directors of Borland, and J.P. Morgan’s interactions with Borland’s Board of Directors, should be read in conjunction with the definitive proxy statement mailed to Borland’s stockholders on or about June 19, 2009, and the supplement to the definitive proxy statement mailed to Borland’s stockholders on or about July 7, 2009.
How did J.P. Morgan, Borland’s financial advisor, determine which companies to use in its trading multiples analysis?
To select the companies used in its Public Trading Multiples Analysis, J.P. Morgan chose software companies that develop or provide software and services similar to that of Borland, software companies that utilize the same or a similar business model as Borland, and software companies with operating metrics that are similar to Borland’s, including, but not limited to, revenue growth, profit margins, and relative profitability. In conducting this analysis, J.P. Morgan ultimately selected companies that, based on closing stock prices on May 1, 2009, had an Equity Value in the range of approximately $75 million to $3,747 million, and had an Enterprise Value in the range of approximately $7 million to $3,520 million. For purposes of the analysis, Equity Value was calculated by multiplying the stock price with the diluted share count of a company. Enterprise Value was calculated as Equity Value, plus total debt, less cash and cash equivalents.

What multiples did J.P. Morgan use in its financial analysis and how did it determine those multiples?
J.P. Morgan applied a reference range of selected multiples of estimated revenue and estimated EBITDA for calendar year 2009 derived from the selected companies to Borland’s corresponding financial data.
The reference range of selected multiples of estimated revenue for calendar year 2009 was chosen based on multiples of software companies with operating metrics that are similar to Borland’s, including, but not limited to, revenue growth, profit margins, and relative profitability. Based on the closing prices of May 1, 2009, this group had implied Enterprise Value multiples with a low of 0.0x, a median of 0.4x, and a high of 0.7x for calendar year 2009 estimated sales. The materials presented to the Board included, for reference only, separate calculation of the implied multiples for software companies that develop or provide software and services similar to that of Borland and software companies that utilize the same or a similar business model as Borland. These multiples ranged from a low of 1.5x, a median of 1.9x, and a high of 3.2x for calendar year 2009 estimated sales.
The reference range of selected multiples of estimated EBITDA and adjusted stock price to estimated adjusted earnings per share for calendar year 2009 was chosen based on multiples of those selected companies identified in the proxy excluding those multiples that were meaningfully lower than those selected companies. These selected companies included software companies that develop or provide software and services similar to that of Borland, software companies that utilize the same or a similar business model as Borland, and software companies with operating metrics that are similar to Borland’s, including, but not limited to, revenue growth, profit margins, and relative profitability. Based on the closing prices of May 1, 2009, this group had implied Enterprise Value multiples with a low of 0.3x, a median of 6.5x, and a high of 13.1x for calendar year 2009 estimated EBITDA.
Based on closing stock prices on May 1, 2009, Borland had implied Enterprise Value multiples of 0.2x for calendar year 2009 estimated sales and “not meaningful” for calendar year 2009 estimated EBITDA.
What growth rates and discount rates did J.P. Morgan apply in its financial analysis?
In its Discounted Cash Flow Analysis, J.P. Morgan used a perpetual growth rate of 1.0% to 2.0%. This range was based upon, among other things, current and expected future growth rates for revenue and free cash flows. J.P. Morgan used discount rates of 15.0% to 20.0% for present value calculations for unlevered free cash flows, the range of terminal asset values, and the future net operating loss benefits. This range was based upon, among other things, an analysis of Borland’s weighted average cost of capital assuming a range of betas of 1.6 to 2.0, debt to total capitalization (enterprise value) of 0%, and equity risk premium of 7.5%.
The materials presented to the Board included, for reference only, a range of cost of equity of 14.4% and 19.2% which assumed a range of equity risk premiums of 7.0% to 8.0% and a range of betas of 1.6 to 2.0.
How did the Borland Board and J.P. Morgan identify potential strategic partners and financial buyers to contact?
J.P. Morgan and Borland’s Board of Directors engaged in a collaborative and on-going process to prepare a list of potential strategic partners and financial buyers that might be interest in engaging in a transaction with Borland. J.P. Morgan and the Board identified potential strategic partners based on a number of criteria, including, but not limited to, potential strategic partners that had previously contacted Borland and expressed an interest in engaging in a transaction with Borland, potential strategic partners with complementary businesses to Borland’s or interest in the markets and/or customers Borland serves, and financial buyers who based on prior transactions and financial ability would be in a position to acquire, and interested in an acquisition of, Borland for a price that would be fair.
What fees has Borland paid or agreed to pay J.P. Morgan for services rendered in connection with the merger and the delivery of its opinion?
For services rendered in connection with the merger and the delivery of its opinion, Borland paid J.P. Morgan $1.5 million upon delivery of its opinion. Additionally, based upon the proposed merger consideration of $1.50 per share of Borland common stock, Borland has agreed to pay J.P Morgan 1.75% of the aggregate merger consideration, less the previously paid $1.5 million, valued at the time of consummation of the proposed merger, but only if the proposed merger is consummated, subject to a minimum total fee of $2.5 million. Based upon the proposed merger consideration of $1.50 per share of Borland common stock, Borland would pay J.P. Morgan approximately $1 million upon consummation of the proposed merger, which when combined with the previously paid $1.5 million, would provide J.P. Morgan with the total minimum fee of approximately $2.5 million. In addition, Borland has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.
Important Additional Information:
All parties desiring details regarding the transaction are urged to review the Merger Agreement, as amended, which is available on the Securities and Exchange Commission’s website at http://www.sec.gov as an attachment to the definitive Proxy Statement on Schedule 14A filed by Borland on June 19, 2009, as further amended by Amendment No. 2 dated June 30, 2009, attached as an Exhibit to the Company’s Form 8-K filed July 1, 2009. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT, THE SUPPLEMENT TO THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Borland, 8310 North Capital of Texas Highway, Building 2 Suite 100, Austin, TX 78731, Attention: Investor Relations, Telephone: (512) 340-1364, or from Borland’s website, http://www.borland.com. Borland and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Borland in favor of the proposed merger. Information regarding Borland’s directors and executive officers is contained in Borland’s definitive Proxy Statement filed with the SEC on June 19, 2009 and the Supplement to Borland’s Definitive Proxy Statement filed with the SEC on July 7, 2009.
Forward-Looking Statements
This document contains certain forward-looking statements about Borland that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have or may be instituted against Borland and others following announcement of the transaction or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to completion of the merger; (4) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Borland’s SEC filings. Many of the factors that will determine the outcome of the merger are beyond Borland’s ability to control or predict. Borland undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.